EXHIBIT 99.1

Financial Statements of

PACIFIC INSTRUMENTS, INC.

January 31, 2016 and January 31, 2015

PACIFIC INSTRUMENTS, INC.

January 31, 2016 and January 31, 2015

REPORT OF INDEPENDENT AUDITORS

The Stockholders and Management
Pacific Instruments, Inc.

Report on the Financial Statements
We have audited the accompanying financial statements of Pacific Instruments, Inc., which comprise the balance sheets as of January 31, 2016 and 2015, and the related statements of income, equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific Instruments, Inc. as of January 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter
As described in Note 9 to the financial statements, Pacific Instruments, Inc. was acquired by Vishay Precision Group, Inc. in April 2016.

Our opinion is not modified with respect to this matter.

/s/ Moss Adams LLP

Sacramento, California
June 22, 2016

PACIFIC INSTRUMENTS, INC. Balance Sheets

	January 31, 2016	January 31, 2015

Assets
Current assets:
Cash and cash equivalents	$1,743,595	$1,032,626
Accounts receivable	794,915	325,298
Inventories, net	1,464,537	1,206,939
Prepaid expenses and other current assets	165,920	274,701
Total current assets	4,168,967	2,839,564

Property and equipment, net	20,606	25,472
Other assets	233,479	220,638
Total assets	$4,423,052	$3,085,674

Liabilities and equity
Current liabilities:
Trade accounts payable	$196,856	$226,575
Other accrued expenses	527,381	546,307
Short-term debt (Note 4)	—	—
Notes payable	878,878	—
Total current liabilities	1,603,115	772,882

Other liabilities	309,770	245,623
Total liabilities	1,912,885	1,018,505

Commitments and contingencies (Note 7)	—	—

Equity:
Common stock	554,802	554,802
Retained earnings	1,955,365	1,512,367
Total equity	2,510,167	2,067,169
Total liabilities and equity	$4,423,052	$3,085,674

See accompanying notes.

PACIFIC INSTRUMENTS, INC.
Income Statements

	Years ended
	January 31, 2016	January 31, 2015
Net revenues	$10,726,419	$6,996,951
Costs of sales	3,545,178	2,701,752
Gross profit	7,181,241	4,295,199

Selling, general, and administrative expenses	3,136,959	2,936,149
Operating income	4,044,282	1,359,050

Other income, net	—	382
Income before taxes	4,044,282	1,359,432

Income tax expense	1,538,654	657,364
Net income	$2,505,628	$702,068

See accompanying notes.

PACIFIC INSTRUMENTS, INC.
Statements of Cash Flows

	Years ended
	January 31, 2016	January 31, 2015
Operating activities
Net income	$2,505,628	$702,068
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,867	4,867
Income taxes	51,306	151,380
Net changes in operating assets and liabilities:
Accounts receivable	(469,617)	128,534
Inventories	(257,598)	(414,758)
Prepaid expenses and other current assets	108,781	(94,733)
Trade accounts payable	(29,719)	(17,331)
Other accrued expenses	(18,927)	359,330
Net cash provided by operating activities	1,894,721	819,357

Financing activities
Line of credit draw	—	50,000
Repayment of line of credit	—	(50,000)
Repurchase of stock	(1,183,752)	—
Net cash used in financing activities	(1,183,752)	—

Increase in cash and cash equivalents	710,969	819,357

Cash and cash equivalents at beginning of period	1,032,626	213,269
Cash and cash equivalents at end of period	$1,743,595	$1,032,626

Supplemental disclosures:
Cash paid for income taxes	$1,357,984	$611,600

Non-cash financing activities:
Repurchase of stock in exchange for notes payable	$878,878	$—

See accompanying notes.

PACIFIC INSTRUMENTS, INC.
Statements of Equity

	Common Stock	Retained Earnings	Total Equity
Balance at February 1, 2014	$554,802	$810,299	$1,365,101
Net income	—	702,068	702,068
Balance at January 31, 2015	$554,802	$1,512,367	$2,067,169

Net income	—	2,505,628	2,505,628
Repurchase of stock	—	(2,062,630)	(2,062,630)
Balance at January 31, 2016	$554,802	$1,955,365	$2,510,167

See accompanying notes.

PACIFIC INSTRUMENTS, INC.
Notes to Financial Statements

Note 1 – Background and Summary of Significant Accounting Policies
Background
Pacific Instruments, Inc. (“Pacific” or the “Company”) is a C-Corporation incorporated in California with operations in Concord, California. The Company designs and manufactures transducer data acquisition products and systems with specialized knowledge of high-accuracy analog circuit design and implementation of end-user application requirements.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ significantly from those estimates.
Revenue Recognition
The Company recognizes revenue on product sales during the period when the sales process is complete. This generally occurs when products are shipped to the customer in accordance with terms of an agreement of sale, title and risk of loss have been transferred, collectability is reasonably assured, and pricing is fixed or determinable. For sales where title and risk of loss pass at the point of delivery, the Company recognizes revenue upon delivery to the customer, assuming all other criteria for revenue recognition are met.
Given the specialized nature of the Company's products, it generally does not allow product returns.
Estimated warranty costs are provided for at the time revenue is recognized. At January 31, 2016 and 2015, the accrual for future warranty obligations was $109,646 and $54,917, respectively. The Company's expense for warranty obligations was $187,361 and $72,208 for the years ended January 31, 2016 and January 31, 2015, respectively. The warranty periods for products sold do not exceed one year. The Company calculates its warranty expense provision based on past warranty experience and adjustments are made periodically to reflect actual warranty expenses.
Changes in the accrued product warranty obligation were as follows at January 31:

	2016	2015
Balance at the beginning of the year	$54,917	$31,246
Accruals for warranties issued during the year	187,361	72,208
Settlements made during the year	(132,631)	(48,537)
Balance at the end of the year	$109,647	$54,917

Research and Development Expenses
Research and development costs are expensed as incurred. The amount charged to expense for research and development was $863,698 and $656,973 for the years ended January 31, 2016 and 2015, respectively.
Income Taxes
The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
The Company records net deferred tax assets to the extent it believes these assets will more likely than not be realized. In making such a determination, the Company considers all available positive and negative evidence, including historic earnings, projected future income, and cost-effective tax-planning strategies. When the Company determines that its ability to realize its deferred tax assets is not more likely than not, the Company adjusts its deferred tax asset valuation allowance, which would increase income tax expense.
The Company records uncertain tax positions in accordance with Accounting Standards Codification ("ASC") Topic 740, Income Taxes, on the basis of a two-step process, whereby the Company first determines whether it is more likely than not that the tax

PACIFIC INSTRUMENTS, INC.
Notes to Financial Statements

positions will be sustained based on the technical merits of the position and then measures those tax positions that meet the more-likely-than-not recognition threshold. The Company recognizes the largest amount of tax benefit that is greater than 50 percent likely to be realized upon ultimate settlement with the tax authority.
The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the accompanying income statements. Accrued interest and penalties are included with the associated tax balance sheet account.
In November 2015, the Financial Accounting Standards Board ("FASB") issued Accounting Standard Update ("ASU") No. 2015-17, "Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes". The standard requires that deferred tax assets and liabilities be classified as non-current on the balance sheet rather than being separated into current and non-current. This ASU is effective for fiscal years and interim periods within those years, beginning after December 15, 2016. Early adoption is permitted and the standard may be applied either retrospectively or on a prospective basis to all deferred tax assets and liabilities. The Company has early adopted this ASU during the fourth quarter of 2015 on a retrospective basis. Accordingly, the Company reclassified current deferred taxes to non-current on its January 31, 2016 balance sheet which increased non-current deferred tax assets by $217,769 recorded within other assets. The Company reclassified current deferred taxes to non-current on its January 31, 2015 balance sheet which increased non-current deferred tax assets by $204,837 recorded within other assets.
Cash and Cash Equivalents
Cash and cash equivalents include demand deposits and highly liquid investments with original maturities of three months or less when purchased.
Allowance for Doubtful Accounts
The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The allowance is determined through an analysis of the aging of accounts receivable and assessments of risk that are based on historical trends and an evaluation of the impact of current and projected economic conditions. The Company evaluates the past-due status of its trade receivables based on contractual terms of sale. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.
Inventories
Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market based on net realizable value. Inventories are adjusted for estimated excess and obsolescence and written down to net realizable value based upon estimates of future demand, technology developments, and market conditions.

Property and Equipment
Property and equipment is carried at cost and is depreciated principally by the straight-line method based upon the estimated useful lives of the assets. Upon retirement or disposal of assets, the cost of assets disposed of and the related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in net earnings. Repairs and maintenance costs are expensed as incurred.

Commitments and Contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated.

PACIFIC INSTRUMENTS, INC.
Notes to Financial Statements

Note 2 – Inventories
Inventories consisted of the following at January 31, 2016 and 2015:

	January 31,
	2016	2015
Raw materials	$631,587	$534,137
Work in process	715,904	537,335
Finished goods	$117,046	$135,467
Inventories, net	$1,464,537	$1,206,939
Inventories at January 31, 2016 and 2015 are net of reserves for slow moving and obsolete inventory of $258,686 and $330,554, respectively.

Note 3 – Property and Equipment
Property and equipment consist of the following at January 31, 2016 and 2015:

January 31, 2016
Description	Useful Life	Cost	Accumulated Depreciation	Net book value

Buildings and improvements	10 - 39	$81,999	$61,393	$20,606
Machinery and equipment	3 - 7	58,518	58,518	—
Software	3 - 5	56,092	56,092	—
Total		$196,609	$176,003	$20,606

January 31, 2015
Description	Useful Life	Cost	Accumulated Depreciation	Net book value

Buildings and improvements	10 - 39	$81,999	$56,527	$25,472
Machinery and equipment	3 - 7	58,518	58,518	—
Software	3 - 5	56,092	56,092	—
Total		$196,609	$171,137	$25,472
Depreciation expense was $4,867 for the periods ended January 31, 2016 and 2015, respectively.

Note 4 – Financing Activities
The Company had a Line of Credit "LOC" arrangement in the amount of $600,000 that expired July 2015. As of January 31, 2015, there was no outstanding balance on the LOC. Interest payable on amounts borrowed is at the greater of (i) the floating rate equal to the Prime Rate plus 1.00%, and (ii) the floor rate of 5.00%. The interest rate at January 31, 2015 was 5.00%. The Company recorded interest expense of $0 and $31 for the years ended January 31, 2016 and 2015, respectively.

PACIFIC INSTRUMENTS, INC.
Notes to Financial Statements

Note 5 – Income Taxes
Income taxe expense is comprised of the following:

	Years ended January 31,
	2016	2015
Current:
Federal	$1,209,021	$499,184
State and local	342,475	143,906
	1,551,496	643,090
Deferred:
Federal	(12,973)	(25,298)
State and local	131	39,572
	(12,842)	14,274
Income tax expense	$1,538,654	$657,364

The tax effects of temporary differences that give rise to deferred tax assets at January 31, 2016 and 2015, recorded within other assets in the balance sheets, are presented below:

	January 31,
	2016	2015
Deferred tax assets:
Inventories	$102,330	$130,759
Tax credit carryforwards	—	2,200
Other accruals and reserves	115,439	71,878
Total deferred tax assets	$217,769	$204,837

Income tax for the periods ended January 31, 2016 and 2015, differs from the amount that would be computed by applying the federal statutory tax rate of 34% to earnings before income taxes as a result of the following:

	Years ended January 31,
	2016	2015
Tax at statutory rate	$1,337,832	$499,431
State income taxes, net of U.S. federal tax benefit	227,505	121,756
Change in unrecognized tax benefits, net	(31,192)	32,304
Other	4,509	3,872
Income tax expense	$1,538,654	$657,363

The following table summarizes changes in the Company’s gross liabilities, excluding interest and penalties, associated with unrecognized tax benefits, recorded within other liabilities in the balance sheets:

	January 31,
	2016	2015
Balance at beginning of year	$236,547	$103,379
Addition based on tax positions related to current year	91,373	133,168
Reduction for lapses of statute of limitations	(31,020)	—
Balance at end of year	$296,900	$236,547

PACIFIC INSTRUMENTS, INC.
Notes to Financial Statements

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense. Related to the unrecognized tax benefits indicated above, the Company accrued interest of $12,870 and $9,075 as of January 31, 2016 and 2015, respectively. If recognized, the entire benefit would impact the effective tax rate. The Company anticipates that it is reasonably possible that it will reverse approximately $62,000 of unrecognized tax benefits within the next fiscal year due to the expiration of the statutes of limitations.

The Company files U.S. federal and various state tax returns. The statute of limitations for the jurisdictions in which the Company files ranges from three to four years. The Company is not currently subject to an income tax examination.

Note 6 – Defined Contribution Plan
The Company has a defined contribution plan and makes contributions to match the employee contributions under various formulas on regular wages earned or paid salaries and overtime not including bonuses, commissions, or site work adjustments.
The Company contributed $30,267 and $27,157 to the plan for the periods ended January 31, 2016 and 2015, respectively.
Note 7 – Commitments, Contingencies and Concentrations
Obligations under operating leases
The Company leases its corporate office, warehouse and production facilities under an operating lease expiring December 31, 2016. The lease is with trusts controlled by two of the majority stockholders. Additionally, the Company guarantees the debt on the building totaling approximately $470,000 at January 31, 2016, which is held directly by those two stockholders. Such debt was fully paid in April 2016. Rent expense for the periods ended January 31, 2016 and 2015 was $189,600, respectively.
Minimum future annual payment (inclusive of maintenance and other operating costs) to the end of the lease term are as follows:

February 1, 2016 - December 31, 2016	$173,800
Credit risk concentrations
(i) Cash and cash equivalents
The Company's financial instruments that are exposed to concentration of credit risk consist primarily of cash and accounts receivable. The Company maintains its cash in bank deposit accounts with certain United States charted banks which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk in cash and cash equivalents.
(ii) Accounts receivable
Credit risk refers to the risk that a counterparty may default on its contractual obligations resulting in a financial loss. The Company deals with creditworthy counterparties to mitigate the risk of financial loss from defaults. The Company monitors the credit risk of customers through credit rating reviews and requires letters of credits as applicable. At January 31, 2016 and 2015 the Company had no significant concentrations of receivables or sales to customers.
Liquidity risk concentrations
Liquidity risk is the risk that the Company will be unable to fulfill its obligations on a timely basis or at a reasonable cost. The Company manages its liquidity risk by monitoring its operating requirements. The Company prepares cash forecasts to ensure it has sufficient funds to fulfill its obligations.

PACIFIC INSTRUMENTS, INC.
Notes to Financial Statements

Note 8 – Equity
For the periods ended January 31, 2016 and 2015, common stock is comprised of the following:

	January 31,
	2016	2015
Common stock - no par value
Authorized	200,000	200,000
Issued and outstanding	102,374	132,812

On December 31, 2015, 30,498 shares were purchased for an aggregate purchase price of $2,062,631 using $1,183,753 in cash and $878,878 in notes payable. The notes payable contain a provision for an additional payment upon the sale of the Company, prior to December 31, 2016, based on the purchase price, subject to customary post closing adjustments. The notes payable had an interest rate of 3.0% due December 31, 2016. The note was repaid in April 2016.

Note 9 – Subsequent events
Management has evaluated subsequent events through June 22, 2016, the date on which the financial statements were issued.
Stock purchase agreement
On March 30, 2016, Pacific entered into a stock purchase and sale agreement to sell all of the outstanding shares of the Company to Vishay Precision Group, Inc. On April 6, 2016, the Company completed the sale for an aggregate sale price of approximately $11.0 million, subject to customary post-closing adjustments.